UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 7, 2017

ENTELLUS MEDICAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36814	20-4627978
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3600 Holly Lane North, Suite 40 Plymouth, Minnesota	55447
(Address of principal executive offices)	(Zip Code)

(763) 463-1595

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

The Merger

On December 7, 2017, Entellus Medical, Inc., a Delaware corporation (“Entellus”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Stryker Corporation, a Michigan corporation (“Stryker”), and Explorer Merger Sub Corp., a Delaware corporation and wholly owned subsidiary of Stryker (“Merger Sub”). The Merger Agreement provides that, upon the terms and subject to the satisfaction or waiver of the conditions set forth therein, Merger Sub will merge with and into Entellus (the “Merger”), with Entellus continuing as the surviving corporation and a wholly owned subsidiary of Stryker. The board of directors of Entellus has unanimously approved the Merger Agreement, the Merger and the other transactions contemplated thereby.

Pursuant to the terms of the Merger Agreement, at the effective time of the Merger (the “Effective Time”) and as a result of the Merger, each share of common stock of Entellus issued and outstanding immediately prior to the Effective Time (other than shares held by Entellus, Stryker, any subsidiary of Stryker or a stockholder who properly exercises and perfects appraisal of his, her or its shares under Delaware law) will be converted into the right to receive $24.00 in cash, without interest (the “Merger Consideration”). In addition, at the Effective Time and as a result of the Merger, (i) each option to purchase shares of Entellus common stock that is outstanding immediately prior to the Effective Time, whether vested or unvested, will be converted into the right to receive a cash payment equal to the Merger Consideration, net of the exercise price, and (ii) each award of restricted stock units covering shares of Entellus common stock that is outstanding immediately prior to the Effective Time, whether vested or unvested, will be converted into the right to receive a cash payment equal to the product of the Merger Consideration and the number of shares subject to the award. In addition, Entellus has agreed to terminate its employee stock purchase plan effective as of the Effective Time and will not permit any new offering period to begin under the plan after the date of the Merger Agreement.

Conditions to the Merger

The consummation of the Merger is subject to customary closing conditions, including, among others, the following mutual conditions to the obligations of the parties: (i) the adoption of the Merger Agreement by the holders of a majority of Entellus’s outstanding common stock; (ii) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 having expired or having been terminated; (iii) no law having been enacted after the date of the Merger Agreement that prohibits the Merger and no order having been issued after the date of the Merger Agreement preventing the consummation of the Merger; and (iv) the truth and accuracy of the other party’s representations and warranties in the Merger Agreement, subject in certain cases to a materiality or material adverse effect (each as described in the Merger Agreement) standard, and the following conditions to the obligations of Stryker and Merger Sub: (i) no pending proceeding brought by a governmental entity in a U.S. federal district court seeking to restrain, prohibit, challenge or otherwise materially limit the parties’ or their subsidiaries’ ability to consummate the Merger or the other transactions contemplated by the Merger Agreement; and (ii) the absence of any effect, change, development, event, circumstance, occurrence, condition, fact or state of facts that has had or would reasonably be expected to have a “company material adverse effect” (as defined in the Merger Agreement) with respect to Entellus and its subsidiaries, taken as a whole.

The closing of the Merger is not subject to a financing condition.

Representations, Warranties and Covenants

Entellus has made customary representations, warranties and covenants in the Merger Agreement, including, among others, covenants (i) to conduct its business in the ordinary course and consistent with past practice during the interim period between the execution of the Merger Agreement and the consummation of the Merger; (ii) not to engage in specified types of transactions during this period unless agreed to in writing by Stryker; (iii) to convene and hold a meeting of its stockholders for the purpose of the adoption of the Merger Agreement by Entellus’s stockholders; and (iv) subject to certain exceptions, not to withdraw, modify or qualify in a manner adverse to Stryker the recommendation of the board of directors of Entellus in its proxy statement for the foregoing stockholders’ meeting that its stockholders approve the adoption of the Merger Agreement. Each of the parties has agreed to use their reasonable best efforts to cause the Merger to be consummated; provided, however, that neither Stryker nor any of its affiliates will be required to take any “divesture action” (as defined in the Merger Agreement) or otherwise agree to or proffer to sell, divest, hold separate, lease, license, transfer, dispose of or otherwise encumber or impair or take any other action with respect to Stryker’s or any of its affiliates’ ability to own or operate any of their respective assets, properties, businesses or product lines or, except as would not have a material adverse effect on Entellus and its subsidiaries, taken as a whole, any of Entellus’s or its subsidiaries’ respective assets, properties, businesses or product lines.

Non-Solicitation, Termination and Termination Fee

The Merger Agreement contains certain customary non-solicitation provisions that, in general and subject to certain exceptions, restrict Entellus’s ability to solicit “company acquisition proposals” (as defined in the Merger Agreement) from third parties and to provide information to and engage in discussions or negotiations with third parties regarding company acquisition proposals. Prior to adoption of the Merger Agreement by Entellus’s stockholders, the Entellus board of directors may in certain circumstances change its recommendation that Entellus’s stockholders adopt the Merger Agreement, subject to complying with certain notice and other specified conditions set forth in the Merger Agreement, including giving Stryker the opportunity to propose changes to the Merger Agreement.

The Merger Agreement contains certain termination rights for Entellus and Stryker, including the right of Entellus to terminate the Merger Agreement to accept a “company superior proposal” (as defined the Merger Agreement) after complying with certain requirements. In addition, either party may terminate the Merger Agreement if the Merger is not consummated on or before December 7, 2018. The Merger Agreement further provides that Entellus may be required to pay Stryker a termination fee of $20.5 million under certain specified circumstances, including if Stryker terminates the Merger Agreement due to a change in the recommendation by Entellus’s board of directors for the Merger. The Merger Agreement also provides that in case it is terminated by either Stryker or Entellus following a failure to obtain the required vote of Entellus’s stockholders to adopt the Merger Agreement, Entellus shall reimburse Stryker up to $6.6 million of certain of its transaction expenses, which payment, if any, will reduce on a dollar-for-dollar basis any termination fee otherwise owed to Stryker.

This summary of the principal terms of the Merger Agreement and the copy of the Merger Agreement filed as an exhibit to this report are intended to provide information regarding the terms of the Merger Agreement and are not intended to modify or supplement any factual disclosures about Entellus in its public reports filed with the Securities and Exchange Commission (“SEC”). In particular, the Merger Agreement and related summary are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to Entellus, Stryker or Merger Sub.

The Merger Agreement includes customary representations, warranties and covenants of Entellus, Stryker and Merger Sub made solely for the benefit of the parties to the Merger Agreement. The assertions embodied in those representations and warranties were made for the principal purpose of establishing the circumstances in which the parties to the Merger Agreement among Entellus, Stryker and Merger Sub may have the right not to consummate the transactions contemplated thereby (based on the closing conditions therein that relate to the accuracy of such representations and warranties), rather than establishing matters as facts, and the representations, warranties and covenants set forth in the Merger Agreement may be subject to important qualifications and limitations agreed to by Entellus, Stryker and Merger Sub in connection with the negotiated terms thereof. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to Entellus’s or Stryker’s SEC filings or may have been used for purposes of allocating risk among Entellus, Stryker and Merger Sub rather than establishing matters as facts. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts of Entellus, Stryker and Merger Sub or any of the respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures by Entellus or Stryker. Accordingly, investors should read the representations and warranties in the Merger Agreement not in isolation but only in conjunction with the other information about Entellus and Stryker and their respective subsidiaries, affiliates and businesses that the respective companies include in reports, statements and other filings they make with the SEC.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is filed as Exhibit 2.1 hereto and incorporated herein by reference.

Voting Agreements

Concurrently with entering into the Merger Agreement, certain stockholders of Entellus, including certain directors and executive officers of Entellus, in their capacities as holders of shares or other equity interests of Entellus, and certain of their affiliates owning shares of Entellus common stock, representing ownership of 31.6% of the outstanding shares of common stock, each entered into a Voting Agreement with Stryker (collectively, the “Voting Agreements”) pursuant to which, among other things and subject to the terms and conditions therein, they agreed to vote their shares of Entellus common stock in favor of the adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger, and against any alternative proposal. In addition, each stockholder party to a Voting Agreement waived appraisal rights and provided an irrevocable proxy to Stryker to vote in favor of the Merger, including by voting for the adoption of the Merger Agreement. The Voting Agreements do not limit or restrict the stockholders party thereto solely in their capacity as a director or officer of Entellus from acting in such capacity. Each Voting Agreement terminates upon the earliest to occur of (i) mutual consent by the relevant stockholder and Stryker; (ii) the termination of the Merger Agreement in accordance with its terms; (iii) the Effective Time; (iv) Entellus’s board of directors changes its recommendation that Entellus’s stockholders adopt the Merger Agreement in accordance with the terms of the Merger Agreement; and (v) in the event the Merger Agreement is amended without the prior written consent of a stockholder party to a Voting Agreement and such amendment, among other things, decreases the amount or changes the form of Merger Consideration or otherwise is materially adverse to such stockholder relative to the other stockholders of Entellus.

The foregoing description of the Voting Agreements does not purport to be complete and is qualified in its entirety by reference to the form of Voting Agreement, which is filed as Exhibit 99.1 hereto and incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure.

On December 7, 2017, Entellus issued a press release announcing the execution of the Merger Agreement, a copy of which is filed as Exhibit 99.2 hereto and incorporated herein by reference.

Entellus is furnishing the information contained in this Item 7.01 of this report and Exhibit 99.2 to this report pursuant to Item 7.01 of Form 8-K promulgated by the SEC. This information shall not be deemed to be “filed” with the SEC for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing. By filing this Current Report on Form 8-K and furnishing this information, Entellus makes no admission as to the materiality of any information contained in this Item 7.01 of this report and Exhibit 99.2.

Item 9.01.	Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of December 7, 2017, by and among Stryker Corporation, Explorer Merger Sub Corp. and Entellus Medical, Inc. (filed herewith)

99.1	Form of Voting Agreement, dated as of December 7, 2017, by and between Stryker Corporation and the applicable stockholder of Entellus Medical, Inc. (filed herewith)

99.2	Press Release, dated December 7, 2017 (furnished herewith)

*	The schedules to the Agreement and Plan of Merger have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. Entellus will furnish copies of any such schedules to the SEC upon request.

Additional Information and Where to Find It

In connection with the proposed Merger, Entellus plans to file with the SEC and mail or otherwise provide to its stockholders a proxy statement regarding the proposed transaction. BEFORE MAKING ANY VOTING DECISION, ENTELLUS’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE THEREIN BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. Investors and security holders may obtain a free copy of the proxy statement and other documents that Entellus files with the SEC (when available) from the SEC’s website at www.sec.gov and Entellus’s website at www.entellusmedical.com. In addition, the proxy statement and other documents filed by Entellus with the SEC (when available) may be obtained from Entellus free of charge by directing a request to Entellus Medical, Inc., 3600 Holly Lane North, Suite 40, Plymouth, Minnesota 55447.

Participants in the Solicitation

This document does not constitute a solicitation of proxy, an offer to purchase or a solicitation of an offer to sell any securities. Entellus and its directors, executive officers and certain employees may be deemed to be participants in the solicitation of proxies from Entellus’s stockholders in connection with the proposed Merger. Security holders may obtain information regarding the names, affiliations and interests of such individuals in Entellus’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, which was filed with the SEC on February 22, 2017, and its definitive proxy statement for the 2017 annual meeting of stockholders, which was filed with the SEC on April 26, 2017. To the extent the holdings of Entellus securities by Entellus’s directors and executive officers have changed since the amounts set forth in Entellus’s proxy statement for its 2017 annual meeting of stockholders, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding the interests of such individuals in the proposed Merger will be included in the proxy statement relating to the proposed Merger when it is filed with the SEC. These documents (when available) may be obtained free of charge from the SEC’s website at www.sec.gov and Entellus’s website at www.entellusmedical.com.

Cautionary Note Regarding Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and other similar terminology or the negative of these terms, but their absence does not mean that a particular statement is not forward-looking. These statements are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially from those anticipated by the forward-looking statements as a result of various factors, including: (i) Entellus may be unable to obtain stockholder approval as required for the Merger; (ii) conditions to the closing of the Merger may not be satisfied; (iii) the Merger may involve unexpected costs, liabilities or delays; (iv) the effect of the announcement of the Merger on the ability of Entellus to retain and hire key personnel and maintain relationships with customers, suppliers and others with whom Entellus does business, or on Entellus’s operating results and business generally; (v) Entellus’s business may suffer as a result of uncertainty surrounding the Merger and disruption of management’s attention due to the Merger; (vi) the outcome of any legal proceedings related to the Merger; (vii) Entellus may be adversely affected by other economic, business, and/or competitive factors; (viii) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; (ix) risks that the Merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the Merger; and (x) other risks to consummation of the Merger, including the risk that the Merger will not be consummated within the expected time period or at all. Additional factors that may affect the future results of Entellus are set forth in its filings with the SEC, including Entellus’s most recently filed Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC, which are available on the SEC’s website at www.sec.gov. See in particular Item 1A of Entellus’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and Item 1A of Part II of Entellus’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2017 under the headings “Risk Factors.” The risks and uncertainties described above and in Entellus’s most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q are not exclusive and further information concerning Entellus and its business, including factors that potentially could materially affect its business, financial condition or operating results, may emerge from time to time. Readers are urged to consider these factors carefully in evaluating these forward-looking statements. Readers should also carefully review the risk factors described in other documents that Entellus files from time to time with the SEC. The forward-looking statements in this report speak only as of the date of this report. Except as required by law, Entellus assumes no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 7, 2017	ENTELLUS MEDICAL, INC.

	By:	/s/ Robert S. White
	Name:	Robert S. White
	Title:	President and Chief Executive Officer